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                                                                   EXHIBIT 8
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                      [Letterhead of Thompson Coburn]







September 7, 2001




Allegiant Capital Trust II
Allegiant Bancorp, Inc.
2122 Kratky Road
St. Louis, Missouri 63114

Ladies and Gentlemen:

         We have acted as counsel for Allegiant Capital Trust II, a Delaware business trust (the "Issuer Trust") and Allegiant Bancorp, Inc., a Missouri corporation (the "Depositor"), in connection with the issuance by the Issuer Trust of up to $34,500,000 in aggregate principal amount of Cumulative Trust Preferred Securities (including up to $4,500,000 issued pursuant to an over-allotment option) (collectively, the "Preferred Securities"). The Preferred Securities are issued under the terms of an Amended and Restated Trust Agreement to be entered into, among the Issuer Trust, the Depositor, and Bankers Trust Company, as property trustee, Bankers Trust (Delaware), as Delaware trustee and certain individuals as administrators (the "Trust Agreement"). Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Trust Agreement.

         In connection with our opinions we have examined: (i) the form of Amended and Restated Trust Agreement; (ii) the form of Junior Subordinated Indenture; (iii) the registration statement on Form S-3 (Nos. 333-62684 and 333-62684-01), filed with the Securities and Exchange Commission on June 8, 2001, together with all amendments thereto (the "Registration Statement"), prepared in connection with the registration of the Securities under the Securities Act of 1933, as amended; (iv) originals or copies, certified or otherwise identified to our satisfaction, of all such other records of the Issuer Trust and the Depositor; and (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         We hereby confirm our opinions (i) with respect to the characterization of the Trust, and (ii) that the treatment of the Preferred Securities set forth under the caption "Certain U.S. Federal Income Tax Consequences" contained in the Registration Statement constitutes a fair and accurate summary of the anticipated material U.S. federal income tax consequences of the ownership and disposition of the Preferred Securities under current law.


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Allegiant Capital Trust II
September 7, 2001
Page 2

         Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

         These opinions are furnished by us as counsel in connection with the issuance of the Preferred Securities pursuant to the Underwriting Agreement to be entered into among the Issuer Trust, the Depositor and certain underwriters.

         We hereby consent to the filing of these opinions as an exhibit to Amendment No. 1 to the Registration Statement.

                                         Very truly yours,

                                         /s/ THOMPSON COBURN, LLP